Exhibit 21

Subsidiaries of Rocky Brands, Inc. as of March 16, 2021

Five Star Enterprises Ltd.,
a Cayman Islands corporation

Lifestyle Footwear, Inc.,
a Delaware corporation

Rocky Brands Canada, Inc.,
a Nova Scotia corporation

Rocky Brands US, LLC,
a Delaware limited liability company

Rocky Brands International, LLC

an Ohio limited liability company

Lehigh Outfitters, LLC,
a Delaware limited liability company

US Footwear Holdings, LLC

a Delaware limited liability company

Rocky Outdoor Gear Store, LLC

an Ohio limited liability company

Rocky Brands (Australia) Pty Ltd.

an Australian limited liability company

Mexico FW Holdings, S. de R.L. de C.V.

a Mexico private limited liability company

Honeywell Safety Products (Chuzhou) Co. Ltd.

a China private limited liability company

UK Footwear Holdings Limited

a UK private limited company